Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.
AT
$9.25 NET PER SHARE
BY

LSRI HOLDINGS, INC.
A WHOLLY OWNED SUBSIDIARY OF
LANDRY’S RESTAURANTS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 6, 2011, UNLESS THE OFFER IS EXTENDED.

April 7, 2011

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

We have been engaged by LSRI Holdings, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Landry’s Restaurants, Inc., a Delaware corporation (“Landry’s”), and Landry’s to act as Information Agent in connection with Purchaser’s offer to purchase all issued and outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation (“MSSR”), at a price of $9.25 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated April 7, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing copies of the following documents:

1.  Offer to Purchase dated April 7, 2011;

2.  Letter of Transmittal to be used by stockholders of MSSR in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

3.  A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4.  Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Continental Stock Transfer & Trust Company, the Depositary for the Offer, by the expiration of the Offer.

5.  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Form W-9 included in the Letter of Transmittal; and

6.  Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.  PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 6, 2011, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates or a timely Book-Entry Confirmation of the book-entry transfer of such Shares (if such procedure is available), into the Depositary’s account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in Section 2 — “Acceptance for Payment and Payment” of the Offer to Purchase) in connection with a book-entry transfer effected pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, and (3) any other documents required by the Letter of Transmittal.  Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.  UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE.

Neither Purchaser nor Landry’s will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.  You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

OKAPI PARTNERS LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, LANDRY’S, MSSR, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.